SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |x|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

| | Preliminary Proxy Statement
| | Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                  ENZON, INC.
                (Name of Registrant as Specified In Its Charter)

                             KEVIN T. COLLINS, ESQ.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No Fee required
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

5) Total fee paid:

   _____________________________________________________________________________

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: _________________________________________________

    2) Form, Schedule or Registration Statement No. ____________________________

    3) Filing Party: ___________________________________________________________

    4) Date Filed: _____________________________________________________________

                               [LOGO] ENZON, INC.

                               20 Kingsbridge Road
                          Piscataway, New Jersey 08854
                                 (732) 980-4500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD DECEMBER 2, 1997


To our Stockholders:

     You are hereby  notified  that the  annual  meeting  of  stockholders  (the
"Annual Meeting") of Enzon, Inc., a Delaware corporation ("Enzon" or the "Company") will be held at the Embassy Suites Hotel, 121 Centennial Avenue, Piscataway, New Jersey on Tuesday, December 2, 1997 at 10:00 a.m. local time, for the following purposes:

     1. To elect two Class II directors, each for a term of three years in accordance with the Company's Certificate of Incorporation and By-Laws (Proposal No. 1);

     2. To vote on a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from forty million (40,000,000) to sixty million (60,000,000) (Proposal No. 2);

     3. To vote on a proposal to approve an amendment to the Company's Non-Qualified Stock Option Plan, as amended to conform the Plan to changes made to the rules under Section 16(b) of the Securities and Exchange Act of 1934 (Proposal No. 3);

     4. To ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1998 (Proposal No. 4); and

     5. To transact such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock, par value $.01 per share, and Series A Cumulative Convertible Preferred Stock, par value $.01 per share, at the close of business on October 27, 1997 are entitled to notice of and to vote at the Annual Meeting.

     Enzon hopes that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the Annual Meeting.

                                   By order of the Board of Directors,


                                   /s/ John A. Caruso
                                   John A. Caruso, Secretary


Piscataway, New Jersey
October 31, 1997

                                   ENZON, INC.
                                     -------

                                 PROXY STATEMENT
                                     -------

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders (the "Annual Meeting") of Enzon, Inc. ("Enzon" or the "Company") to be held on Tuesday, December 2, 1997 and at any adjournment thereof. The accompanying proxy is solicited by the Board of Directors of the Company and is revocable by the stockholder any time before it is voted. For more information concerning the procedure for revoking the proxy see "General." This Proxy Statement was first mailed to stockholders of the Company on or about October 31, 1997, accompanied by the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1997. The principal executive offices of the Company are located at 20 Kingsbridge Road, Piscataway, New Jersey 08854, telephone (732) 980-4500.


                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of the Company's common stock, par value $.01 per share (the "Common Stock" or "Common Shares") and Series A Cumulative Convertible Preferred Stock, $.01 per share (the "Series A Preferred Stock" or "Series A Preferred Shares") outstanding at the close of business on October 27, 1997 (the "Record Date") are entitled to receive notice of and vote at the Annual Meeting. As of the Record Date, the number and class of stock that was outstanding and will be entitled to vote at the meeting were 30,922,744 Common Shares and 108,000 Series A Preferred Shares. Each Common Share and Series A Preferred Share is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

     To be elected, a director must receive a plurality of the votes of the Common Shares and Series A Preferred Shares, voting as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The affirmative votes of at least (i) a majority of the Common Shares and Series A Preferred Shares outstanding as of the Record Date, and entitled to vote thereon, voting together as a single class and (ii) a majority of the Common Shares outstanding as of the Record Date and entitled to vote thereon, voting separately as a class, are necessary for approval of Proposal No. 2. The affirmative vote of at least a majority of the Common Shares and Series A Preferred Shares, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, voting together as a single class, is necessary for approval of Proposal No. 3 and Proposal No. 4. A quorum is representation in person or by proxy at the Annual Meeting of at least one-third of the combined Common Shares and Series A Preferred Shares outstanding as of the Record Date.

     Pursuant to the Delaware General Corporation Law, only votes cast "For" a matter constitute affirmative votes. Proxy cards which are voted by marking "Withheld" or "Abstain" on a particular matter are counted as present for quorum purposes and for purposes of determining the outcome of such matter, but since they are not cast "For" a particular matter, they will have the same effect as negative votes or votes cast "Against" a particular matter. If a validly executed proxy card is not marked to indicate a vote on a particular matter and the proxy granted thereby is not revoked before it is voted, it will be voted "For" such matter. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), such broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum; however, with respect to proposals which require the affirmative vote of a percentage of shares present at the Annual Meeting for approval, such broker non-votes will be treated as not present for purposes of determining the outcome of any such matter. With respect to proposals which require the affirmative vote of a percentage of the outstanding shares for approval, since such broker non-votes are not cast "For" a particular matter, they will have the same effect as negative votes or votes cast "Against" such proposals.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     Pursuant to the provisions of the Company's Certificate of Incorporation and By-laws, the Board of Directors is comprised of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such directors are duly elected and qualified. Two Class II directors will be elected at this year's Annual Meeting. The nominees for election to the office of director, and certain information with respect to their backgrounds and the backgrounds of non-nominee directors, are set forth below. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as Class II directors. Each of the nominees named herein presently serves as a director of the Company. In the event any of the nominees named herein is unable to serve as a director, discretionary authority is reserved to the Board of Directors to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees named herein will be unable to serve if elected.

                 Nominees for Election to the Office of Director
                           at the 1997 Annual Meeting

                                        Director
Nominee                        Age      Since          Position with the Company
-------                        ---      --------       -------------------------

Randy H. Thurman(1)             48      1993           Chairman of the Board

A.M. "Don" MacKinnon(1)(3)      73      1990           Director


                    Non-Nominee Directors Continuing to Serve
             in the Office of Director After the 1997 Annual Meeting

                                        Director
Nominee                        Age      Since          Position with the Company
-------                        ---      --------       -------------------------

Peter G. Tombros (1)(4)         55      1994           President and Chief
                                                       Executive Officer

Rolf A. Classon(2)(5)           52      1997           Director

Dr. Rosina B. Dixon (2)(4)      54      1994           Director

Robert LeBuhn (2)(3)(5)         66      1994           Director






(1)  Member of the Executive Committee

(2)  Member of the Compensation Committee

(3)  Member of the Audit Committee

(4)  Class I  director  serving  until  the 1999  Annual  Meeting

(5)  Class III director serving until the 1998 Annual Meeting

                        BUSINESS EXPERIENCE OF DIRECTORS

Nominee Class II Directors for Election at the 1997 Annual Meeting

     Randy H. Thurman has served as the non-executive Chairman of the Board of the Company since April 1996 and as a Director of the Company since April 1993. Since 1996, Mr. Thurman has been a principal at Spencer Stuart, an executive search consulting firm. Mr. Thurman is the founder and has been Chairman of the Board of Health Care Strategies 2000, a global healthcare consulting firm since 1995. From 1993 to 1995, Mr. Thurman served as chairman and chief executive officer of Corning Life Sciences. From 1985 to 1993, Mr. Thurman served as corporate executive vice president and a director of Rhone-Poulenc Rorer, Inc. and president of Rhone-Poulenc Rorer Pharmaceuticals, Inc. He also serves on the Board of Directors of Onyx Pharmaceuticals and Closure Medical.

     A.M. "Don" MacKinnon has served as a Director of the Company since 1990. Mr. MacKinnon was president and chief operating officer of Ciba-Geigy Corporation from 1980 until his retirement in 1986. He was a member of the Board of Directors of Ciba-Geigy Corporation from 1970 until he reached the mandatory retirement age in December 1994. Over the last nine years, Mr. MacKinnon has served on the Board of Directors of several biopharmaceutical companies.

     The Board of Directors recommends a vote FOR Mr. Thurman and Mr. MacKinnon as Class II Directors (Proposal No. 1 on the Proxy Card).

Non-Nominee Class I Directors Serving Until the 1999 Annual Meeting

     Peter G. Tombros has served as President and Chief Executive Officer of the Company and a member of the board since April 1994. Prior to joining Enzon, Mr. Tombros spent 25 years with Pfizer Inc., a research based, global healthcare company headquartered in New York City. From 1986 to March 1994, he served as a vice president of Pfizer Inc. in the following areas: executive vice president of Pfizer Pharmaceuticals, a division of Pfizer Inc., corporate strategic planning and investor relations. From 1980 to 1986, Mr. Tombros served as senior vice president of Pfizer Pharmaceuticals and general manager for the Roerig division of Pfizer Inc. Mr. Tombros currently serves on the Board of Trustees of Cancer Care and the National Cancer Care Foundation, Dominican College and Fisk University. From 1980 to 1992, he was a director of the American Foundation of Pharmaceutical Education and served as Chairman for three of those years. Mr. Tombros serves on the Board of Directors of Alpharma Inc., formally A.L. Pharma Inc., a Norwegian company specializing in the areas of animal health, pharmaceuticals and fine chemicals.

     Dr. Rosina B. Dixon has served as a Director of the Company since August 1994. Dr. Dixon has been a consultant to the pharmaceutical industry since 1987. Prior to such time she held senior positions at Ciba-Geigy Pharmaceuticals, a division of Ciba-Geigy Corporation, and Schering-Plough Corporation. She received her M.D. from Columbia University, College of Physicians and Surgeons and is certified by the National Board of Medical Examiners and the American Board of Internal Medicine. She is a member of the American College of Clinical Pharmacology, American Society for Clinical Pharmacology and Therapeutics and the National Association of Corporate Directors and currently serves as a director of Church & Dwight Co., Inc. and Cambrex Corporation.

Non-Nominee Class III Director Serving Until the 1998 Annual Meeting

     Robert LeBuhn has served as a Director of the Company since August 1994. Mr. LeBuhn was chairman of Investor International (U.S.), Inc., a subsidiary of Investor A.B., part of Sweden's Wallenberg Group from June 1992 until his retirement in September 1994, and was its president from August 1984 through June 1992. He is a former managing director of Rothschild, Inc. Mr. LeBuhn is a director of US Airways Group, Inc., Acceptance Insurance Companies, Inc., New Jersey Steel Corporation and Cambrex Corporation. He is president and a trustee of the Geraldine R. Dodge Foundation.

     Rolf A. Classon has served as a Director of the Company since January 1997. Mr. Classon is currently an Executive Vice President of Bayer Corporation and President of Bayer Diagnostics. From 1991 to 1995, Mr. Classon was an Executive Vice President in charge of Bayer Diagnostics' Worldwide Marketing, Sales and Service operations.

From 1990 to 1991, Mr. Classon was President and Chief Operating Officer of Pharmacia Biosystems A.B. Prior to 1991, Mr. Classon served as president of Pharmacia Development Company Inc. and Pharmacia A.B. Hospital Products Division.

                             DIRECTORS' COMPENSATION

Directors' Cash Compensation

     During the fiscal year ended June 30, 1997, the Company paid Randy H. Thurman $100,000 in consideration for serving as Chairman of the Board. The Company did not pay cash compensation to its remaining directors for acting as directors or as members of committees of the Board of Directors, other than reimbursement of reasonable expenses incurred by the directors in attending board and committee meetings.

Directors' Stock Options

     In December 1993, the Board of Directors adopted, and the stockholders approved, an amendment to the NonQualified Stock Option Plan, as amended, (the "Plan") providing for automatic grants of options ("Automatic Grants") under a formula (the "Formula") to non-executive members of the Board of Directors ("Independent Directors").

     Under the Formula, Independent Directors automatically receive an option to purchase 60,000 shares of Common Stock on each of the following dates: January 2, 1994, January 2, 1997, January 2, 2000 and January 2, 2003 (the "Regular Grants"). On the date of each Independent Director's initial election to the board, pursuant to a vote of the Company's stockholders or the board, such newly-elected Independent Director automatically receives (i) an option to purchase such Independent Director's pro rata share of the Regular Grant, which equals the product of 1,666 multiplied by the number of whole months remaining in the relevant three year period until the next Regular Grant (the "Pro Rata Grant"); and (ii) an option to purchase 10,000 shares of Common Stock (the "Initial Election Grant"). Each option granted to an Independent Director pursuant to a Regular Grant vests and becomes exercisable as follows: as to 20,000 shares one year after the date of grant; as to 20,000 shares two years after the date of grant, and as to the remaining 20,000 shares three years after the date of grant. Those options granted pursuant to a Pro Rata Grant vest and become exercisable as to that number of shares equal to the product of 1,666 multiplied by the number of whole months remaining in the first calendar year in which the Independent Director is elected initially to the board on the January 1st following such Independent Director's initial election to the board; and as to any remaining shares in accordance with the schedule for options granted pursuant to a Regular Grant. Those options granted pursuant to an Initial Election Grant vest and become exercisable as to 5,000 shares one year after the date of grant; and as to 5,000 shares two years after the date of grant. The per share exercise price of options granted pursuant to the Formula is equal to the fair market value of the Common Stock on the date of grant.

     An option granted to an Independent Director pursuant to the Formula will not become exercisable as to the relevant shares unless such Independent Director has served continuously on the board during the year preceding the date on which such options are scheduled to vest and become exercisable, or from the date such Independent Director joined the board until the end of such year should such Independent Director have joined the board during such year; provided, however, that if an Independent Director does not fulfill such continuous service requirement due to such Independent Director's death or disability all options granted under the Formula and held by such Independent Director nonetheless vest and become exercisable as though such Independent Director fulfilled the continuous service requirement. An option granted to an Independent Director pursuant to the Formula remains exercisable for a period of ten years from the date of grant.

     During May 1997, the Company granted A.M."Don" MacKinnon an option to purchase 2,000 shares of the Company's Common Stock under the Plan in consideration for additional services provided to the Company. The per share exercise price of the option is $2.69, which was equal to the fair market value of the Common Stock on the date of grant. The option has a term of ten years. The options are fully vested and will become exercisable on November 13, 1997.

Independent Directors' Stock Plan

     The Company's 1996 Independent Directors' Stock Plan (the "Independent Directors' Stock Plan") provides compensation to Independent Directors serving on the board which is paid in the form of the Company's Common Stock. Other than the Chairman of the Board, Independent Directors are not currently entitled to receive cash compensation. Under the Independent Directors' Stock Plan, each Independent Director is entitled to compensation equivalent to $2,500 per quarter and $500 for each meeting attended by the board member. The number of shares issued will be based on the last reported sale price of a share of Common Stock on the NASDAQ National Market at the end of the quarter for which fees are payable. During the year ended June 30, 1997, the Company recorded $65,500 in Independent Directors' fees. The following is a summary of compensation paid to the Independent Directors under the Independent Director Stock Plan:

                                      Value of           Number
                                    Consideration     of Shares
                                    -------------     ---------

       Randy H. Thurman              $14,500            5,743
       Rolf A. Classon                 7,500            3,117
       Dr. Rosina Dixon               14,500            5,743
       Robert LeBuhn                  14,500            5,743
       A.M. "Don" MacKinnon           14,500            5,743

Section 16(a) Beneficial Ownership Reporting Compliance

     Ownership of and transactions in the Company's stock by executive officers and directors of the Company and owners of 10% or more of the Company's outstanding Common Stock are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended. During the year ended June 30, 1997, all such reports were filed in a timely manner.


               INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS
                           AND COMMITTEES OF THE BOARD

     Nine meetings of the Company's Board of Directors were held during the fiscal year ended June 30, 1997. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors of which such director was a member held during the fiscal year.

     As of June 30, 1997, the only standing committees of the Company's Board of Directors were the Audit Committee, Compensation Committee and Executive Committee.

     The Audit Committee is comprised of Robert LeBuhn, Chairman, and A.M. "Don" MacKinnon. The primary functions of the Audit Committee are to meet with the Company's independent auditors to discuss and review audit procedures and issues, meet with management on matters concerning the Company's financial condition, internal controls and year-end audit and report to the board on such matters. The Audit Committee held two meetings during the fiscal year ended June 30, 1997.

     The Compensation Committee is comprised of Dr. Rosina B. Dixon, Chairperson, Rolf A. Classon and Robert LeBuhn. The primary functions of the Compensation Committee are to administer the Company's Non-Qualified Stock Option Plan, determine the compensation of the Company's officers and senior management and review compensation policy. There were four meetings of the Compensation Committee during the fiscal year ended June 30, 1997.

     The Executive Committee, comprised of A.M. "Don" MacKinnon, Chairman, Peter
G. Tombros, and Randy H. Thurman, meets to review and make decisions concerning matters which would otherwise come before the Board, as permitted by Delaware law and the Company's by-laws. Given the relatively small size of the Company's current Board of Directors, the Company determined that efficiencies were not being realized from meetings of the Executive Committee and therefore suspended regular meetings of the Executive Committee in September 1994. There were no meetings of the Executive Committee during the fiscal year ended June 30, 1997.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

     As of the date hereof, the members of the Board of Directors serving on the Compensation Committee of the Board of Directors are Dr. Rosina B. Dixon,
Chairperson, Rolf A. Classon and Robert LeBuhn, all of whom are non-employee directors of the Company.

                    BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     Set forth below is certain information regarding the executive officers of the Company who do not serve on the Board of Directors.

     John A. Caruso, 52, has served as Vice President, Business Development and General Counsel of the Company since July 1994 and as Secretary of the Company since July 1989. From January 1991 to July 1994, Mr. Caruso served as Vice President, Legal Affairs of the Company. From the time he joined the Company in September 1987 through December 1990, Mr. Caruso served as Corporate Counsel to the Company. From 1979 through 1987, Mr. Caruso was employed at Baxter Travenol Laboratories in Deerfield, Illinois as corporate counsel.

     Kenneth J. Zuerblis, 38, has served as Chief Financial Officer since January 1996 and as Vice President, Finance since April 1994. From July 1991 to April 1994, Mr. Zuerblis served as the Company's Controller. From January 1982 to July 1991, Mr. Zuerblis was employed by KPMG Peat Marwick LLP. He became a certified public accountant in 1985.

                           SUMMARY COMPENSATION TABLE

     The following table provides a summary of cash and non-cash compensation for each of the last three fiscal years ended June 30, 1997, 1996 and 1995 with respect to Enzon's Chief Executive Officer and the other executive officers serving during the fiscal year ended June 30, 1997 (the "Named Executive Officers").


                                                                                                     Long-Term
                                                                                                   Compensation
                                                Annual Compensation                                    Awards
                                                -------------------                                  Securities           All Other
         Name and                                                              Other Annual          Underlying         Compensation
     Principal Position             Year       Salary($)        Bonus($)      Compensation($)(1)     Options(#)            ($)(2)
     ------------------             ----       ---------        --------      ------------------     -----------         ----------

Peter G. Tombros                    1997       $307,626       $ 50,000(4)       $   --                 420,000              4,729
President and Chief                 1996        300,000           --              36,000(3)             60,000                950
 Executive Officer                  1995        300,000           --              32,000(3)            189,000              1,270

John A. Caruso                      1997        170,000         25,000              --                  80,000                163
Vice President, Business            1996        163,651         39,100              --                  40,000                --
 Development, General Counsel       1995        122,299           --                --                  82,000                --
 and Secretary

Kenneth J. Zuerblis                 1997        148,052         40,000              --                  90,000              5,395
Vice President, Finance and         1996        132,813         24,871              --                  40,000              1,989
 Chief Financial Officer            1995        100,000           --                --                  85,000              1,500



(1) Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of the Named Executive Officer's total annual salary and bonus.

(2)  Consists of annual Company contributions to a 401(k) plan.

(3) Consists of auto and living allowance. As of April 5, 1997, the Company ceased paying Mr. Tombros an auto and living allowance.

(4) Mr. Tombros has elected to defer the payment of his bonus earned for the year ended June 30, 1997.


                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the Company's Non-Qualified Stock Option Plan to the Named Executive Officers during the fiscal year ended June 30, 1997.


                                           Individual Grants
                                           -----------------

                          Number of                                                           Potential Realizable Value at Assumed
                         Securities       % of Total                                               Annual Rates of Stock Price
                         Underlying    Options Granted                                          Appreciation for Option Term (5)
                          Options       to Employees    Exercise or Base      Expiration      --------------------------------------
Name                     Granted (1)    in Fiscal Year     Price ($/Share)       Date            0%($)         5%($)         10%($)
----                    -----------    --------------   ------------------   -----------      ----------     ----------    ---------
Peter G. Tombros         60,000(2)          5.82%         $  2.81              07/23/06        $  0         $ 106,126     $  268,944
                         60,000(3)          5.82%            2.56              02/11/07           0            96,693        245,038
                        300,000(4)         29.12%            2.69              04/05/07           0           505,292      1,279,501

John A. Caruso           40,000(2)          3.88%            2.81              07/23/06           0            70,751        179,296
                         40,000(3)          3.88%            2.56              02/11/07           0            64,462        163,359

Kenneth J. Zuerblis      50,000(2)          4.85%            2.81              07/23/06           0            88,438        224,120
                         40,000(3)          3.88%            2.56              02/11/07           0            64,462        163,359

(1) All options were granted at an exercise price that equaled or exceeded the fair market value of the Common Stock on the date of grant, as determined by the last sale price as reported on the NASDAQ National Market. The options will become exercisable as to all shares immediately upon a "change in control" of the Company as defined in certain agreements between the executive officers and the Company. See "Employment and Termination Agreements".

(2) These options vested and became exercisable as to 50% of the shares granted on July 23, 1997 with the remaining 50% of the shares vesting and becoming exercisable on July 23, 1998, provided that the Named Executive Officer is employed by the Company on the vesting date.

(3) These options will vest and become exercisable as to 50% of the shares granted on February 11, 1998 and the remaining 50% on February 11, 1999, provided that the Named Executive Officer is employed by the Company on the vesting date.

(4) Mr. Tombros' option will vest and become exercisable on April 5, 2002. The vesting and exercisability of the options granted will be accelerated, if the Company's Common Stock exceeds certain closing price levels for at least twenty consecutive trading days as reported by the NASDAQ National Market. The options will vest and become exercisable in 100,000 share increments if the closing price, as defined, of the Company's Common Stock exceeds $4, $5 and $6 per share, respectively.

(5) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their terms. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the dates the respective options were granted. The 0% appreciation column is included because the options were granted with exercise prices which equaled or exceeded the market price of the underlying Common Stock on the date of grant, and thus will have no value unless the Company's stock price increases above the exercise prices.

                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended June 30, 1997 and unexercised options held as of June 30, 1997.


                                                                   Number of Securities                   Value of Unexercised
                                                                  Underlying Unexercised                  In-the-Money Options
                                                                   Options at FY-End (#)                     at FY-End ($)(1)
                          Shares Acquired         Value          --------------------------           ---------------------------
         Name             On Exercise (#)        Realized($)     Exercisable  Unexercisable           Exercisable   Unexercisable
         ----             ---------------        -----------     -----------  -------------           -----------   -------------

Peter G. Tombros               --                   --            619,000        450,000                $28,813          --

John A. Caruso                 --                   --            160,992        100,000                  6,250          --

Kenneth J. Zuerblis            --                   --            130,000        110,000                  6,250          --


(1) Based upon a market value of $2.25 as determined by the last sale price as reported on the NASDAQ National Market on June 30, 1997. If the exercise price is equal to or greater than such last sale price, the option is deemed to have no value.

                      EMPLOYMENT AND TERMINATION AGREEMENTS


     During April 1997, the Company entered into a three-year employment agreement with Mr. Tombros pursuant to which he receives an annual base salary of $336,000. In the event Mr. Tombros' employment is terminated for any reason, except if such employment is terminated (i) voluntarily by Mr. Tombros (other than in response to the Company's prior material breach of the employment agreement), (ii) by the Company "for cause" (as defined in the employment agreement) or (iii) as a result of Mr. Tombros' death or disability, Mr. Tombros will be entitled to receive his base salary for one year after such termination. In the event Mr. Tombros' employment is terminated due to his death or disability his base salary will be paid for six months subsequent to such termination. Pursuant to his employment agreement, Mr. Tombros was granted a ten-year option under the Company's Non-Qualified Stock Option Plan to purchase 300,000 shares of the Company's Common Stock at a per share exercise price of $2.69, the fair market value of the Company's Common Stock on the date of grant. The option vests and becomes exercisable on April 5, 2002 provided Mr. Tombros does not voluntarily terminate his employment with the Company (except in response to the Company's prior material breach of the employment agreement) prior to the relevant vesting date. The vesting and exercisability of the options granted will be accelerated if the Company's Common Stock exceeds certain closing price levels for at least twenty consecutive trading days as reported by the NASDAQ National Market. The option will vest and become exercisable in 100,000 share increments if the closing stock price of the Company's closing stock price, as defined, exceed $4, $5 and $6 per share, respectively. Mr. Tombros' employment agreement also requires him to maintain the confidentiality of Company information and assign inventions to the Company. Mr. Tombros is precluded from competing with the Company during the term of his employment agreement and for two years after his employment is terminated if his employment is terminated by the Company for cause or by Mr. Tombros voluntarily (except in response to the Company's prior material breach of the employment agreement).

     The Company has agreements with each of its executive officers which provide for payment to each executive officer of three years of compensation and benefits (as defined in such agreements) following a change in control of the Company (as defined in such agreements), including the provision for such payment in the event such executive officer's employment with the Company is terminated under certain circumstances following such change in control. Upon a change in control of the Company, all options held by such executive officers shall vest immediately, notwithstanding any vesting provisions in the option certificates or any plan covering such options. The term of these agreements is for three years. Prior to a change in control of the Company, the agreements automatically renew on each successive anniversary for an additional three years, unless the Company gives the executive officer 60 days notice prior to the anniversary date that it does not plan to renew such contracts.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors consists of three non-employee directors and determines all compensation paid or awarded to the Company's executive officers, including the Named Executive Officers in the Summary Compensation Table. As with many other biotechnology companies, Enzon's current level of development and the highly volatile nature of biotechnology stocks in general makes executive compensation which is based on sales and earnings goals or stock performance impracticable. The Compensation Committee believes that an important factor in Enzon's success is the continued development and maintenance of a culture focused on team-oriented performance. In this context, compensation has been based on the accomplishment of a blend of mutually shared and individual goals. The Compensation Committee has reviewed the executive compensation of other biotechnology companies with comparable levels of stockholders' equity and development and has designed the Company's total executive compensation to be targeted at the median of executive compensation levels of these companies. The compensation of the Company's executive officers consist of three principal components: (i) base salary and benefits, (ii) a bonus based on individual contributions evaluated against annual goals and (iii) long-term incentives in the form of stock option grants.

     During April 1997, the Compensation Committee renewed the Company's Chief Executive Officer, Peter G. Tombros' contract for a period of three years. The contract increased Mr. Tombros' salary to $336,000 from $300,000. The contract also eliminated certain living allowances that were paid to Mr. Tombros under the previous contract. The living allowance totaled approximately $36,000 during the fiscal year ended June 30, 1996. Prior to this increase, Mr. Tombros' salary was not increased during the previous three years, at the request of Mr. Tombros. The Compensation Committee also awarded Mr. Tombros a bonus for fiscal year end June 30, 1997 of approximately $50,000. The bonus was based on many factors including the strengthening of the Company's financial position and improving its strategic focus. Mr. Tombros has elected to defer the payment of his bonus until a future date determined by him. The annual salary of $336,000 provided in Mr. Tombros' new employment agreement and the bonus awarded were based on Mr. Tombros' extensive experience as a senior executive of a major multinational pharmaceutical firm and the compensation paid to chief executive officers with similar credentials at comparable biotech companies. Pursuant to Mr. Tombros' new employment agreement, the Compensation Committee also granted a ten year option to purchase 300,000 shares of Common Stock at a per share price of $2.69, the fair market value of the Company's Common Stock on the date of grant. The option vests and becomes exercisable on April 5, 2002. The option provides for an acceleration of vesting and exercisability if the Company's Common Stock exceeds certain closing price levels for at least twenty consecutive trading days as reported by the NASDAQ National Market. The option vests and becomes exercisable in 100,000 share increments if the closing price of the Company's Common Stock, as defined, exceeds $4, $5 and $6 per share, respectively.

     During the fiscal year ended June 30, 1997, the Compensation Committee awarded cash bonuses to the Company's other executive officers, Messrs. Caruso and Zuerblis. The bonuses were based on the executives' contribution to improvement of the Company's financial position. The Company also adjusted the salary level of Mr. Zuerblis. The salary adjustment and bonus payments were based on a detailed compensation study of executives with similar credentials at comparable biotechnology companies.

     In addition to the option granted under Mr. Tombros' employment contract, the Compensation Committee granted, during the fiscal year ended June 30, 1997, options to purchase an aggregate of 290,000 shares of Common Stock to Messrs. Tombros, Caruso and Zuerblis. These options were granted for the purpose of encouraging these executive officers to remain with the Company and to provide a long-term performance incentive to such officers. The options were granted with exercise prices that equaled or exceeded the fair market value of the Company's Common Stock on the date of grant. The options generally require the executive officers to remain with the Company for two years in order for the options to be fully exercisable.

                                                THE COMPENSATION COMMITTEE

                                                Dr. Rosina B. Dixon, Chairperson
                                                Rolf A. Classon
                                                Robert LeBuhn

                      STOCKHOLDER RETURN PERFORMANCE GRAPH


     The graph below summarizes the total cumulative return experienced by the Company's stockholders from June 30, 1992 through June 30, 1997, compared to the NASDAQ Stock Market Index and a Peer Group index consisting of: Isis Pharmaceuticals, Inc., Repligen Corp., Celgene Corp., Gensia Pharmaceuticals Inc., Collagen Corp., Liposome Inc., Cytel Corp., Cytogen Corp. and Cephalon Inc. (the "Peer Group"). The Company and the companies comprising the Peer Group are biotechnology companies which are all traded on the NASDAQ Stock Market. The Peer Group used for the stockholder return performance graph does not include Synergen Inc., Cambridge Biotech Corporation, DNA Plant Technology Corp. or Calgene, Inc. which were included in the Peer Group in prior years. Synergen Inc., DNA Plant Technology and Calgene Inc. were acquired and are no longer publicly traded. Cambridge Biotech Corporation is no longer traded on the NASDAQ Stock Market. The changes for the periods shown in the graph and table below are based on the assumption that $100 had been invested in Enzon, Inc. Common Stock and in each index below on June 30, 1992.



              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG ENZON, INC., THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP




                                           Fiscal year ending June 30,
                                ------------------------------------------------
                                1992     1993     1994     1995     1996    1997
                                ----     ----     ----     ----     ----    ----

Enzon, Inc.                     100       71       40       35       51       33
Peer Group                      100       75       44       53       72       45
NASDAQ  Stock
  Market-US                     100      126      127      169      218      265

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's voting stock, each Director, each Executive Officer named in the Summary Compensation Table and all Executive Officers and Directors of the Company as a group as of October 23, 1997:


                                                                   Percentage of
Directors, Officers or                             Number of        Voting Stock
5% Stockholders(1)                                 Shares(2)      Outstanding(3)
---------------------                           -------------    --------------

Peter G. Tombros                                  806,300(4)           2.5%
Randy H. Thurman                                  218,228(5)            *
Rolf A. Classon                                     3,630               *
Dr. Rosina B. Dixon                                79,892(6)            *
Robert LeBuhn                                      85,010(7)            *
A.M. "Don" MacKinnon                              139,822(8)            *
John A. Caruso                                    230,292(9)            *
Kenneth J. Zuerblis                               176,600(10)           *
Clearwater Fund IV Ltd.                         2,832,831(11)          9.0%
  P.O. Box 662
  Tortola, British Virgin Islands
State of Wisconsin                              2,521,000(12)          8.1%
  Investment Board
  P.O. Box 7842
  Madison, Wisconsin 53707
All Executive Officers and Directors            1,739,780(13)          5.3%
 as a group (eight persons)

------------------
* Less than one percent.

(1) The address of all current Executive Officers and Directors listed above is in the care of the Company.

(2) All shares listed are Common Stock. Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.

(3) Gives effect to 30,922,744 shares of Common Stock and 108,000 shares of Series A Preferred Stock which were issued and outstanding as of October 23, 1997. Generally, the Series A Preferred Stock and Common Stock will vote as one class of stock. Each share of Common Stock and each share of Series A Preferred Stock is entitled to one vote. The percentage of voting stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of October 23, 1997 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of October 23, 1997 plus (B) the number of shares of Series A Preferred Stock outstanding as of October 23, 1997 plus (C) the number of shares issuable upon exercise of options or warrants held by such stockholder which were exercisable as of October 23, 1997 or which will become exercisable within 60 days after October 23, 1997.

(4) Includes 779,000 shares subject to options which were exercisable as of October 23, 1997 or which will become exercisable within 60 days after October 23, 1997.

(5) Consists of 195,000 shares subject to options which were exercisable as of October 23, 1997 or which will become exercisable within 60 days after October 23, 1997.

(6) Includes 56,664 shares subject to options which were exercisable as of October 23, 1997 or which will become exercisable within 60 days after October 23, 1997.

(7) Includes 56,664 shares subject to options which were exercisable as of October 23, 1997 or which will become exercisable within 60 days after October 23, 1997.

(8) Includes 112,000 shares subject to options which were exercisable as of October 23, 1997 or which will become exercisable within 60 days after October 23, 1997 and 11,800 shares beneficially owned by Mr. MacKinnon's wife. Mr. MacKinnon disclaims beneficial ownership as to the shares owned by his wife.

(9) Consists of 229,992 shares subject to options which were exercisable as of October 23, 1997 or which will become exercisable within 60 days after October 23, 1997.

(10) Includes 175,000 shares subject to options which were exercisable as of October 23, 1997 or which will become exercisable within 60 days after October 23, 1997 and 600 shares owned by Mr. Zuerblis' IRA.

(11) Includes warrants to purchase 273,723 shares of the Company's Common Stock at $4.11 per share and warrants to purchase 200,000 shares at $5.625 per share. The information concerning the Stock ownership of the Clearwater Fund IV Ltd. was obtained from a schedule 13D filed with the Securites and Exchange Commission dated February 28, 1997.

(12) The information concerning the stock ownership of the State of Wisconsin Investment Board was obtained from a schedule 13F filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission dated February 10, 1997.

(13) Includes all shares owned beneficially by the directors and current executive officers named in the Summary Compensation table.

                          PROPOSAL NO. 2 - APPROVAL OF
                 PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE
              OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

     At present the Company is authorized to issue 40,000,000 shares of Common Stock, $.01 par value per share and 3,000,000 shares of Preferred Stock, $.01 par value per share. As of October 23, 1997, there were 108,000 shares of Preferred Stock designated as Series A Preferred Stock outstanding. Also as of that date, there were 30,922,744 shares of Common Stock outstanding and 4,292,967 shares reserved for issuance pursuant to various outstanding options to purchase Common Stock, 1,458,088 shares reserved for additional options which may be granted under the Non-Qualified Stock Option Plan, 1,038,686 shares reserved pursuant to outstanding warrants to purchase Common Stock, 245,455 shares reserved for issuance upon conversion of the Series A Preferred Stock outstanding. Thus, as of October 23, 1997, 2,042,060 shares of Common Stock were available for issuance.

     The Board of Directors believes that it is in the best interest of the Company to increase the authorized number of shares of Common Stock from 40,000,000 to 60,000,000. The Company may need to issue additional Common Stock to consumate strategic acquisitions, technology or product licensing agreements, implement additional management or employee incentive programs or obtain additional financing. On October 7, 1997, the Board of Directors voted to submit to a vote of stockholders an amendment to the Certificate of Incorporation increasing the authorized Common Stock. The Company has no present agreement, commitment, plan or intent to issue any of the additional shares provided for in this Proposal.

     If this Proposal is approved the additional authorized Common Stock as well as the currently authorized but unissued Common Stock would be available for issuance in the future for such corporate purposes as the Board of Directors deems advisable from time to time without further action by the stockholders, unless such action is required by applicable law or by the rules of NASDAQ or of any stock exchange upon which the Company's shares may then be listed.

     The  Company's  Common  Stock is  currently  quoted on the NASDAQ  National
Market. One of the non-quantitative maintenance criteria for National Market System securities requires stockholder approval for the establishment of certain plans or arrangements by the Company or the issuance of designated securities by the Company. This criterion provides that, for so long as the Company's Common Stock is included in NASDAQ, stockholder approval will be required for (i) the establishment of a stock option or purchase plan or other arrangement made pursuant to which stock may be acquired by officers or directors, except for warrants or rights issued generally to security holders of the Company or broadly based plans or arrangements including other employees, and certain de minimus issuances thereunder or issuances to induce individuals to enter employment contracts; (ii) the issuance of securities which will result in a change of control of the issuer; (iii) the issuance of securities in connection with the acquisition of the stock or assets of another company (a) if any director, officer or substantial stockholder of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of Common Stock or securities convertible into or exercisable for Common Stock, could result in an increase in outstanding Common Shares or voting power of 5% or more, or (b) where the present or potential issuance of Common Stock, or securities convertible into or exercisable for Common Stock, other than a public offering for cash, if the Common Stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for Common Stock, or the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of stock or securities; or (iv) in connection with a transaction, other than a public offering, involving (x) the issuance of Common Stock, or securities convertible into or exercisable for Common Stock, at a price less than the greater of book or market value, which together with sales by officers, directors or substantial stockholders of the Company equals 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance,or (y) the sale or issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

     The additional authorized shares of Common Stock resulting from this Proposal would be the same as the existing shares of Common Stock. All outstanding Common Stock would continue to have one vote per share. Stockholders of the Company do not presently have preemptive rights nor will they as a result of the Proposal.

     Authorized  shares of Common  Stock in excess of those  shares  outstanding
(including, if authorized, the additional Common Stock provided for in this Proposal) will remain available for general corporate purposes, may be privately placed and can be used to make a change in control of the Company more difficult. Under certain circumstances, the Board of Directors could create impediments to, or frustrate persons seeking to effect a takeover or transfer in control of the Company by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders, but in which unaffiliated stockholders may wish to participate. In these circumstances the Board of Directors could issue authorized shares of Common Stock to a holder or holders which when voted together with the shares held by members of the Board of Directors and the executive officers and their families could prevent the 66-2/3% stockholder vote required by the Company's Certificate of Incorporation to eliminate the Company's classified or "staggered" Board of Directors. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Company's book value per share and the Common Stock ownership of such person. One of the effects of the Proposal, if approved, might be to render the accomplishment of a tender offer more difficult. This may be beneficial to management in a hostile tender offer, thus having an adverse impact on stockholders who may want to participate in such tender offer.

     It should be noted that subject to the limitations discussed above, all of the types of Board action described in the preceding paragraph can currently be taken and that the power of the Board of Directors to take such actions would not be enhanced by this Proposal, although this Proposal would increase the number of shares of Common Stock that are subject to such action.

     This Proposal, the Company's authorized but unissued Preferred Stock, the Company's classified Board of Directors and change in control agreements the Company has with its executive officers may generally be classified as "anti-takeover" measures and may each, or in conjunction with each other, discourage attempted takeovers of the Company which are not approved by the Board of Directors. The Company does not believe that any other provision of its current Certificate of Incorporation or By-Laws are intended or would have the effect of discouraging or making more difficult the acquisition of control of the Company.

     If the Proposal is approved and the Amendment becomes effective, the first sentence of Article 4 of the Company's Certificate of Incorporation, which sets forth the Company's presently authorized capital stock, will be amended to read in its entirety as follows:

     "4. The total number of shares of capital stock which the Corporation shall have authority to issue is 63,000,000 shares, of which 60,000,000 shares shall be Common Stock, par value $.01 per share, and 3,000,000 shares shall be Preferred Stock, par value $.01 per share."

     The Board of Directors recommends a vote FOR approval of an amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 40,000,000 to 60,000,000 (Proposal No. 2 on the proxy card).

                     PROPOSAL NO. 3 - APPROVAL OF AMENDMENT
                     TO THE NON-QUALIFIED STOCK OPTION PLAN

     In November 1987, the Company's Board of Directors adopted the Non-Qualified Stock Option Plan (the "Plan") in order to enable the Company to attract and retain qualified employees, directors and independent consultants. Subject to stockholder approval, the Board of Directors has approved an amendment to the Plan to reflect changes made to the rules under Section 16(b) of the Securities Exchange Act 1934 (the "Exchange Act").

     The following summary description of the Plan is qualified in its entirety by the full text of the Plan which may be obtained by the Company's stockholders upon request to the Secretary of the Company.

     The last sale price of a share of the Company's Common Stock as reported by the NASDAQ National Market on October 23, 1997 was $6.63.

Basic Terms

     Under the Plan, directors, officers and employees of the Company and independent consultants to the Company have been, and will be, eligible for grants of options to purchase shares of Common Stock. To date, all options granted under the Plan have been awarded at the discretion of the Board of Directors or a committee thereof or pursuant to the formulas described below. Currently, the Compensation Committee of the Board of Directors determines who will receive options under the Plan, the number of shares of Common Stock which will be issuable upon exercise of options which are granted under the Plan and the terms of the options granted under the Plan to the extent the terms are not otherwise set forth in the Plan. No option granted under the Plan may be transferred by the optionee, otherwise than by will or the laws of descent and distribution and, generally, during the optionee's lifetime, the option may be exercised only by the optionee. The exercise price of the options must be at least equal to the fair market value of the underlying Common Stock as of the date of grant. Either the Compensation Committee of the Board of Directors or the Board of Directors may, in its discretion, provide that an option may not be exercised in whole or in part for any specified period or periods of time. No option may be exercised prior to six months from the date of grant except immediately prior to the dissolution or liquidation of the Company or a merger or consolidation where the Company is not the surviving corporation, in which case all outstanding options become immediately exercisable. Options expire no later than the tenth anniversary of the date of grant.

Automatic Awards To Independent Directors

     The Plan provides that Independent Directors receive option grants pursuant to a formula (the "Formula"). The Formula provides that on each of January 2, 1994, January 2, 1997, January 2, 2000 and January 2, 2003, each of the Company's Independent Directors will automatically receive an option to purchase 60,000 shares of Common Stock (the "Regular Grant"). On the date of each Independent Director's initial election to the board, pursuant to a vote of the Company's stockholders or the board, such newly-elected Independent Director will automatically receive (i) an option to purchase such Independent Director's pro rata share of the Regular Grant, which will equal the product of 1,666 multiplied by the number of whole months remaining in the relevant three year period until the next Regular Grant (the "Pro Rata Grant"); and (ii) an option to purchase 10,000 shares of Common Stock (the "Initial Election Grant"). Each option granted to an Independent Director pursuant to the Formula will vest and become exercisable as follows: those options granted pursuant to a Regular Grant will vest and become exercisable as to 20,000 shares one year after the date of grant; as to 20,000 shares two years after the date of grant; and as to the remaining 20,000 shares three years after the date of grant. Those options granted pursuant to a Pro Rata Grant will vest and become exercisable as to that number of shares equal to the product of 1,666 multiplied by the number of whole months remaining in the first calendar year in which the Independent Director is elected initially to the board on the January 1st following such Independent Director's initial election to the board; and as to any remaining shares in accordance with the schedule for options granted pursuant to a Regular Grant. Those options granted pursuant to an Initial Election Grant will vest and become exercisable as to 5,000 shares one year after the date of grant; and as to 5,000 shares two years after the date of grant.

     An option granted to an Independent Director pursuant to the Formula will not become exercisable as to the relevant shares unless such Independent Director has served continuously on the board during the year preceding the date on which such options are scheduled to vest and become exercisable, or from the date such Independent Director joined the board until the end of such year should such Independent Director have joined the board during such year; provided, however, that if an Independent Director does not fulfill such continuous service requirement due to such Independent Director's death or disability, all options granted under the Formula and held by such Independent Director shall nonetheless vest and become exercisable as though such Independent Director fulfilled the continuous service requirement. An option granted to an Independent Director pursuant to the Formula will remain exercisable for a period of ten years from the date of grant.

Administration

     The Plan is to be administered by either the Board of Directors or a committee of at least two directors appointed by the board. The Plan is currently administered by the Compensation Committee.

Amendments and Termination

     Currently, no options may be granted under the Plan beyond November 21, 2007. The Compensation Committee or the Board of Directors may terminate, amend, or revise the Plan with respect to any shares as to which options have not been granted, but may not alter any previously granted options without the optionee's consent. Termination of the Plan will not affect previously granted options. See "Proposed Amendments to the Plan" for a discussion of the current restrictions on the ability of the Compensation Committee or the Board of Directors to amend the Plan.

Capital Adjustments

     The aggregate number of shares of Common Stock available for options, the shares subject to any option, and the price per share, will all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend on the Company's Common Stock, or (3) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any option outstanding under the Plan shall pertain, apply, and relate to the securities to which a holder of the number of shares of Common Stock subject to the option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation, all options outstanding under the Plan shall terminate; except that each optionee shall have the right, immediately prior to such dissolution or liquidation, or such merger or consolidation, to exercise the options that such optionee holds in whole or in part.

Tax Consequences

     An optionee will not recognize taxable income for Federal income tax purposes upon the receipt of an option under the Plan, and the Company will not be entitled to a deduction upon the grant of an option. Upon exercise of an option, the optionee will recognize ordinary income equal to the excess of the fair market value on the date of exercise of the Common Stock received upon exercise over the exercise price for such Common Stock. However, any such optionee who is subject to the trading restrictions of Section 16(b) of the Exchange Act would, unless the optionee elected to recognize ordinary income on the date of exercise, recognize ordinary income on the date such trading restrictions terminate (the "Deferred Date"). The amount of such income would equal the excess of the fair market value on the Deferred Date of the Common Stock received upon exercise of the option over the exercise price for such Common Stock, and the holding period for long-term capital gain treatment would not begin until the Deferred Date. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by any optionee at the same time that such optionee recognized such income.

Eligible Participants

     As of October 23, 1997, there were approximately 94 persons eligible to participate in the Plan. Of these eligible participants, six are members of the Board of Directors (five of whom are Independent Directors), five are members of the Company's Scientific Advisory Board, two are executive officers who are not board members and the remainder are employees of the Company who are not executive officers.

Proposed Amendments to the Plan

     Currently, the Plan contains certain provisions which were designed to comply with the requirements of Rule 16b-3 prior to the amendments to Rule 16b-3 adopted by the SEC in May 1996 ("Old Rule 16b-3"). The amendments to the Plan proposed herein are designed to reflect the current provisions of Rule 16b-3 ("Current Rule 16b-3").

     The Plan currently provides that the Board may not grant options under the Plan or take certain other actions with respect to such options unless each member of the Board is a "disinterested person", as such term is defined in Old Rule 16b-3. The Plan also provides that the Plan may be administered by the Compensation Committee of the Board. Under Old Rule 16b-3 all of the members of the Compensation Committee had to be "disinterested persons". The Plan as amended would provide that the Plan is to be administered by either the Board or the Compensation Committee and that at least two members of the Compensation Committee must be "nonemployee directors," as such term is defined in Current Rule 16b-3. The concept of a "disinterested person" will be eliminated from the Plan.

     The Plan currently provides that no amendment may be made to the Plan without stockholder approval where such amendment would materially (i) increase the total number of shares which may be issued under the Plan; (ii) alter the class of persons eligible to participate in the Plan; or (iii) increase the benefits under the Plan. These provisions were consistent with the requirements of Old Rule 16b-3. The Plan as amended would provide that the Plan could be amended by the Board without stockholder approval unless stockholder approval was required by applicable law or the rules of NASDAQ or any stock exchange on which the Company's shares are then traded.

     For information concerning options granted under the Plan to directors, the Chief Executive Officer and the Named Executive Officers see "Directors' Compensation - Directors' Stock Options," "Summary Compensation Table" and "Option Grants In Last Fiscal Year."


     The Board of Directors recommends a vote FOR approval of the amendment to the Non-Qualified Stock Option Plan (Proposal No. 3 on the Proxy Card).

                    PROPOSAL NO. 4 - RATIFICATION OF AUDITORS

     On October 7, 1997, the Audit Committee of the Board of Directors, pursuant to authority granted by the Board of Directors, approved the retention of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1998. KPMG served as auditor of the consolidated financial statements of the Company for the fiscal years ended June 30, 1997, June 30, 1996, and June 30, 1995. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to questions.

     The Board of Directors recommends a vote FOR ratification of the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1998 (Proposal No. 4 on the Proxy Card).

                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1997 accompanies this Proxy Statement.

                             STOCKHOLDERS' PROPOSALS

     It is anticipated that the Company's fiscal 1998 Annual Meeting of Stockholders will be held on or about December 1, 1998. Stockholders who intend to present proposals at such Annual Meeting of Stockholders must submit their proposals to the Secretary of the Company on or before July 3, 1998.

                                     GENERAL

     The cost of soliciting proxies will be borne by the Company. In addition to mailing, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

     Unless contrary instructions are indicated on the proxy card, all Common Shares or Series A Preferred Shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for directors named herein and FOR Proposal No. 2, Proposal No. 3 and Proposal No. 4.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same Common Shares or Series A Preferred Shares or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his or her Common Shares or Series A Preferred Shares in person at the Annual Meeting. Any notice revoking a proxy should be sent to the Secretary of the Company, John A. Caruso, at Enzon, Inc., 20 Kingsbridge Road, Piscataway, New Jersey 08854.

     The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the Common Shares or Series A Preferred Shares represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her Common Shares or Series A Preferred Shares will be voted in accordance with the specification so made.

     Please complete, sign and date the enclosed proxy card, which is revocable as described herein, and mail it promptly in the enclosed postage-paid envelope.


     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY CARD, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

                                             By order of the Board of Directors,


                                             /S/ John A. Caruso
                                                 --------------------------
                                                 John A. Caruso, Secretary

Piscataway, New Jersey
October 31, 1997

Proxy Card



                                   ENZON, INC.

                 Annual Meeting of Stockholders December 2, 1997
           This Proxy Is Solicited on Behalf of the Board of Directors

     Peter G. Tombros and John A. Caruso and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, on all proposals and in the discretion of the proxies on such other matters as may properly come before the annual meeting of stockholders of Enzon, Inc. (the "Company") to be held on December 2, 1997 or any adjournment(s), postponement(s), or other delay(s) thereof (the "Annual Meeting"), all shares of stock of the Company to which the undersigned is entitled to vote at the Annual Meeting.

     UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 and 4 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSALS 1, 2, 3 and 4.

(1) Election of the following nominees as Class II Directors to serve in such capacities until their successors are duly elected and qualified:


               RANDY H. THURMAN                       A.M. "DON" MACKINNON


(Authority to vote for any nominee(s) may be withheld by lining through the name(s) of any such nominee(s).)

                 / / FOR all nominees     / / WITHHOLD authority for all

(2) Proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares from forty million (40,000,000) to sixty million (60,000,000).

               / / FOR                / / AGAINST              / / ABSTAIN

(3) Proposal to approve an amendment to the Company's Non-Qualified Stock Option Plan, as set forth in the Company's Proxy Statement dated October 31, 1997.

              / / FOR                / / AGAINST               / / ABSTAIN

(4) Ratification of the selection of KPMG Peat Marwick LLP to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1998.

               / / FOR                / / AGAINST               / / ABSTAIN

/ / Please check this box if you expect to attend the Annual Meeting in person.

                    (Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustees or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                    Date:
                         -------------------------------------------------------


                     -----------------------------------------------------------
                                             Sign Here

                     -----------------------------------------------------------
                                   Signature (if held jointly)

                     -----------------------------------------------------------
                         Capacity (Title or Authority, i.e. Executor, Trustee)

                     PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY.